Exhibit 10.44

Dominion Resources, Inc.

Non-Employee Directors’ Annual Compensation

As of December 31, 2013

Annual Retainer	Amount
Service as Director	$190,000 ($70,000 cash; $120,000 stock	)
Service as Audit Committee or Compensation, Governance and Nominating Committee Chair	$17,500
Service as Finance and Risk Oversight Committee Chair	$15,000
Service as Lead Director	$20,000

Meeting Fees
Board meetings	$2,000 per meeting
Committee meetings	$2,000 per meeting